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                                                                    EXHIBIT 12.1

                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                          Year Ended December 31,
                                              -------------------------------------------------------------------------------
                                                 2004              2003             2002             2001             2000
                                              -----------       ---------        ---------         ---------        ---------
                                                                           (Dollars in Thousands)
Income before provision for income taxes      $   923,426       $ 684,210        $ 275,885         $ 597,805        $ 494,637
    Distributions in excess of equity
        earnings of affiliates                     67,146         100,071           22,313            44,521           68,196
    Equity earnings (losses) in excess of
        distributions                                   -               -                -                 -                -
    Interest                                      258,445         125,008           74,411            78,292           96,584
    Amortization of previously capitalized
        interest                                    4,890           4,177            3,876             3,859            3,709
    Portion of rent representative of
        interest factor                            40,523          38,616           33,916            25,727           21,056
                                              -----------       ---------        ---------         ---------        ---------

        Income as adjusted                    $ 1,294,430       $ 952,082        $ 410,401         $ 750,204        $ 684,182
                                              ===========       =========        =========         =========        =========

Fixed charges
    Interest expense                          $   258,445       $ 125,008        $  74,411         $  78,292        $  96,584
    Capitalized interest                            7,035           8,629            3,700             2,000            4,000
    Portion of rent representative of
        interest factor                            40,523          38,616           33,916            25,727           21,056
                                              -----------       ---------        ---------         ---------        ---------

        Total fixed charges                   $   306,003       $ 172,253        $ 112,027         $ 106,019        $ 121,640
                                              ===========       =========        =========         =========        =========

Ratio of earnings to fixed charges                   4.23 x          5.53 x           3.66 x            7.08 x           5.62 x
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